Exhibit 99.1

[MANPOWER logo]

FOR IMMEDIATE RELEASE	Contact:
Mike Van Handel
Manpower Inc.
+1.414.906.6305
michael.vanhandel@manpower.com

Manpower Reports 3rd Quarter 2007 Results

MILWAUKEE, WI, USA, October 17, 2007 – Manpower Inc. (NYSE: MAN) today reported that earnings per diluted share for the three months ended September 30, 2007 increased 35% to $1.57 from $1.16 in the prior year period. Net earnings in the quarter increased to $131.7 million from $100.6 million a year earlier. Revenues for the third quarter were $5.3 billion, an increase of 15 percent from the year earlier period.

Third quarter results were favorably impacted by 8 cents per diluted share as foreign currencies were relatively stronger compared to the third quarter of 2006. On a constant currency basis, revenues increased 8% over the prior year period.

“The Manpower team throughout the world continues to perform extremely well,” said Jeffrey A. Joerres, Chairman and CEO. “Once again, the strength of the group’s geographic presence and business portfolio are clearly evident in our results. The Netherlands, Germany, Belgium and Elan – our Pan-European IT staffing company – all performed well. Additionally, Right Management, our outplacement and organizational consulting company, is showing momentum across all geographies.

“Although we do detect a bit of caution in the markets, as we look to the fourth quarter, we do not believe it will significantly affect our performance. We are anticipating the fourth quarter of 2007 diluted earnings per share to be in the range of $1.50 to $1.54, which includes an estimated favorable currency impact of 10 cents,” Joerres stated.

Earnings per diluted share for the nine months ended September 30, 2007, were $4.10 compared to $2.65 per diluted share in 2006. Net earnings were $351.6 million compared to $233.6 million in the prior year. Revenues for the nine-month period were $14.9 billion, an increase of 16 percent from the prior year or 9 percent in constant currency. Foreign currency exchange rates had a favorable impact of 19 cents for the nine-month period.

Included in net earnings for the nine months ended September 30, 2006, is a 16 cent per diluted share charge related to reorganization costs and a global cost reduction initiative. Also included in the prior year period are earnings per diluted share from discontinued operations of 31 cents.

On July 27, 2007, Manpower filed a Form 8-K indicating that the French payroll tax benefit arising from the revised payroll tax calculation announced by the social security office in April 2007 would no longer apply after September 30, 2007. Included in earnings per diluted share is a favorable impact from the revised calculation of 19 cents and 85 cents for the three-month and nine-month period ending September 30, 2007, respectively. Manpower’s previously-issued third-quarter earnings guidance anticipated an estimated benefit from the reduced payroll taxes of 14 cents per diluted share.

In conjunction with its third quarter earnings release, Manpower will broadcast its conference call live over the Internet on October 17, 2007 at 7:30 a.m. CDT (8:30 a.m. EDT). Interested parties are invited to listen to the webcast and view the presentation by logging on to http://investor.manpower.com.

Supplemental financial information referenced in the conference call can be found at http://investor.manpower.com.

About Manpower Inc.

Manpower Inc. (NYSE: MAN) is a world leader in the employment services industry, creating and delivering services that enable its clients to win in the changing world of work. The $18 billion company offers employers a range of services for the entire employment and business cycle including permanent, temporary and contract recruitment; employee assessment and selection; training; outplacement; outsourcing and consulting. Manpower’s worldwide network of 4,400 offices in 73 countries and territories enables the company to meet the needs of its 400,000 clients per year, including small and medium size enterprises in all industry sectors, as well as the world’s largest multinational corporations. The focus of Manpower’s work is on raising productivity through improved quality, efficiency and cost-reduction across their total workforce, enabling clients to concentrate on their core business activities. Manpower Inc. operates under five brands: Manpower, Manpower Professional, Elan, Jefferson Wells and Right Management. More information on Manpower Inc. is available at www.manpower.com.

Forward-Looking Statements

This news release contains statements, including earnings projections, that are forward-looking in nature and, accordingly, are subject to risks and uncertainties regarding the Company’s expected future results. The Company’s actual results may differ materially from those described or contemplated in the forward-looking statements. Factors that may cause the Company’s actual results to differ materially from those contained in the forward-looking statements can be found in the Company’s reports filed with the SEC, including the information under the heading ‘Risk Factors’ in its Annual Report on Form 10-K for the year ended December 31, 2006, which information is incorporated herein by reference.

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Manpower Inc.

Results of Operations

(In millions, except per share data)

	Three Months Ended September 30
	2007	2006	% Variance
			Amount Reported	Constant Currency
	(Unaudited)
Revenues from services (a)	$5,295.4	$4,590.0	15.4%	8.5%

Cost of services	4,321.0	3,785.8	14.1%

Gross profit	974.4	804.2	21.2%	14.2%

Selling and administrative expenses	752.5	640.3	17.5%	11.2%

Operating profit	221.9	163.9	35.3%	26.0%

Interest and other expenses	9.1	10.6	-15.0%

Earnings before income taxes and discontinued operations	212.8	153.3	38.8%	30.0%

Provision for income taxes	81.1	56.3	44.2%

Net earnings from continuing operations	131.7	97.0	35.7%	27.3%

Income from discontinued operations, net of income taxes	—	3.6	N/A

Net earnings	$131.7	$100.6	31.0%	22.9%

Net earnings per share - basic:
Continuing operations	$1.59	$1.14	39.5%
Discontinued operations	—	0.04	N/A

Total	$1.59	$1.18	34.7%

Net earnings per share - diluted:
Continuing operations	$1.57	$1.12	40.2%	31.3%
Discontinued operations	—	0.04	N/A

Total	$1.57	$1.16	35.3%	26.7%

Weighted average shares - basic	82.7	85.3	-3.0%

Weighted average shares - diluted	84.1	86.7	-3.0%

(a)	Revenues from services include fees received from our franchise offices of $9.4 million and $9.6 million for the three months ended September 30, 2007 and 2006, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $387.4 million and $392.3 million for the three months ended September 30, 2007 and 2006, respectively.

Manpower Inc.

Operating Unit Results

(In millions)

	Three Months Ended September 30
	2007	2006	% Variance
			Amount Reported	Constant Currency
	(Unaudited)
Revenues from Services:
United States (a)	$502.2	$542.1	-7.4%	-7.4%
France	1,871.3	1,654.0	13.1%	4.8%
Other EMEA (b)	1,740.3	1,353.4	28.6%	19.1%
Italy (b)	334.5	276.3	21.1%	12.0%
Jefferson Wells	85.5	93.9	-8.9%	-8.9%
Right Management	98.7	90.5	9.0%	4.6%
Other Operations	662.9	579.8	14.4%	10.7%

	$5,295.4	$4,590.0	15.4%	8.5%

Operating Unit Profit:
United States	$24.1	$28.6	-15.9%	-15.9%
France	100.7	62.0	62.7%	50.7%
Other EMEA (b)	74.4	49.2	51.4%	40.6%
Italy (b)	24.6	16.7	46.4%	34.9%
Jefferson Wells	(1.7)	10.0	-117.2%	-117.2%
Right Management	5.7	2.2	157.4%	147.4%
Other Operations	18.8	16.4	13.4%	11.0%

	246.6	185.1
Corporate expenses	21.4	17.9
Amortization of intangible assets	3.3	3.3

Operating profit	221.9	163.9	35.3%	26.0%
Interest and other expenses (c)	9.1	10.6

Earnings before income taxes and discontinued operations	$212.8	$153.3

(a)	In the United States, revenues from services include fees received from the related franchise offices of $6.5 million and $6.6 million for the three months ended September 30, 2007 and 2006, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $270.7 million and $285.9 million for the three months ended September 30, 2007 and 2006, respectively.
(b)	Italy and Other EMEA were combined as the EMEA segment in previous years. All previous years’ results have been revised to conform to the current year presentation.
(c)	The components of interest and other expenses were:

Interest expense	$17.0	$14.4
Interest income	(8.7)	(4.4)
Foreign exchange (gain) loss	(0.1)	0.3
Miscellaneous expenses, net	0.9	0.3

	$9.1	$10.6

Manpower Inc.

Results of Operations

(In millions, except per share data)

	Nine Months Ended September 30
	2007	2006	% Variance
			Amount Reported	Constant Currency
	(Unaudited)
Revenues from services (a)	$14,865.4	$12,851.8	15.7%	8.9%

Cost of services	12,066.9	10,571.6	14.1%

Gross profit	2,798.5	2,280.2	22.7%	16.0%

Selling and administrative expenses	2,196.3	1,917.9	14.5%	8.5%

Operating profit	602.2	362.3	66.2%	55.3%

Interest and other expenses	26.4	36.1	-27.1%

Earnings before income taxes and discontinued operations	575.8	326.2	76.5%	66.2%

Provision for income taxes	224.2	120.1	86.7%

Net earnings from continuing operations	351.6	206.1	70.6%	60.6%

Income from discontinued operations, net of income taxes	—	27.5	N/A

Net earnings	$351.6	233.6	50.5%	41.7%

Net earnings per share - basic:
Continuing operations	$4.19	$2.38	76.1%
Discontinued operations	—	0.32	N/A

Total	$4.19	$2.70	55.2%

Net earnings per share - diluted:
Continuing operations	$4.10	$2.34	75.2%	65.0%
Discontinued operations	—	0.31	N/A

Total	$4.10	$2.65	54.7%	45.7%

Weighted average shares - basic	84.0	86.5	-3.0%

Weighted average shares - diluted	85.7	88.0	-2.7%

(a)	Revenues from services include fees received from our franchise offices of $26.8 million and $26.4 million for the nine months ended September 30, 2007 and 2006, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $1,111.6 million and $1,143.8 million for the nine months ended September 30, 2007 and 2006, respectively.

Manpower Inc.

Operating Unit Results

(In millions)

	Nine Months Ended September 30
	2007	2006	% Variance
			Amount Reported	Constant Currency
	(Unaudited)
Revenues from Services:
United States (a)	$1,474.4	$1,587.0	-7.1%	-7.1%
France	5,149.2	4,430.1	16.2%	7.7%
Other EMEA (b)	4,798.7	3,760.7	27.6%	17.8%
Italy (b)	993.1	810.4	22.5%	13.5%
Jefferson Wells	250.6	288.2	-13.0%	-13.0%
Right Management	298.4	288.4	3.5%	-0.5%
Other Operations	1,901.0	1,687.0	12.7%	10.7%

	$14,865.4	$12,851.8	15.7%	8.9%

Operating Unit Profit:
United States	$61.7	$60.6	1.9%	1.9%
France	308.3	142.1	117.0%	102.3%
Other EMEA (b)	166.8	92.3	80.7%	67.6%
Italy (b)	70.1	47.3	48.1%	37.1%
Jefferson Wells	0.4	25.7	-98.4%	-98.4%
Right Management	22.8	17.9	27.8%	23.3%
Other Operations	46.6	48.8	-4.9%	-5.9%

	676.7	434.7
Corporate expenses	64.7	62.6
Amortization of intangible assets	9.8	9.8

Operating profit	602.2	362.3	66.2%	55.3%
Interest and other expenses (c)	26.4	36.1

Earnings before income taxes and discontinued operations	$575.8	$326.2

(a)	In the United States, revenues from services include fees received from the related franchise offices of $18.3 million and $17.9 million for the nine months ended September 30, 2007 and 2006, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $818.3 million and $860.1 million for the nine months ended September 30, 2007 and 2006, respectively.
(b)	Italy and Other EMEA were combined as the EMEA segment in previous years. All previous years’ results have been revised to conform to the current year presentation.
(c)	The components of interest and other expenses were:

Interest expense	$46.5	$39.1
Interest income	(24.3)	(11.5)
Foreign exchange losses	0.1	2.5
Miscellaneous expenses, net	4.1	6.0

	$26.4	$36.1

Manpower Inc.

Consolidated Balance Sheets

(In millions)

	Sept. 30 2007	Dec. 31 2006
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$538.8	$687.9
Accounts receivable, net	4,537.3	3,837.2
Prepaid expenses and other assets	130.7	90.5
Future income tax benefits	88.8	66.4

Total current assets	5,295.6	4,682.0

Other assets:
Goodwill and other intangible assets, net	1,402.2	1,293.6
Other assets	385.1	336.4

Total other assets	1,787.3	1,630.0

Property and equipment:
Land, buildings, leasehold improvements and equipment	747.1	693.2
Less: accumulated depreciation and amortization	534.8	491.1

Net property and equipment	212.3	202.1

Total assets	$7,295.2	$6,514.1

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,011.3	$889.9
Employee compensation payable	224.4	180.7
Accrued liabilities	805.8	562.1
Accrued payroll taxes and insurance	657.6	699.9
Value added taxes payable	622.2	517.0
Short-term borrowings and current maturities of long-term debt	50.2	32.0

Total current liabilities	3,371.5	2,881.6

Other liabilities:
Long-term debt	855.3	791.2
Other long-term liabilities	456.2	367.1

Total other liabilities	1,311.5	1,158.3

Shareholders’ equity:
Common stock	1.0	1.0
Capital in excess of par value	2,472.9	2,420.7
Retained earnings	937.2	617.0
Accumulated other comprehensive income	241.4	120.6
Treasury stock, at cost	(1,040.3)	(685.1)

Total shareholders’ equity	2,612.2	2,474.2

Total liabilities and shareholders’ equity	$7,295.2	$6,514.1

Manpower Inc.

Consolidated Statements of Cash Flows

(In millions)

	Nine Months Ended Sept. 30
	2007	2006
	(Unaudited)
Cash Flows from Operating Activities:
Net earnings	$351.6	$233.6
Adjustments to reconcile net earnings to net cash provided by operating activities:
Gain on sale of business	—	(29.3)
Depreciation and amortization	68.2	65.8
Deferred income taxes	(13.6)	(22.2)
Provision for doubtful accounts	17.3	18.6
Share-based compensation	18.8	15.9
Excess tax benefit on exercise of stock options	(5.5)	(7.0)
Changes in operating assets and liabilities, excluding the impact of acquisitions:
Accounts receivable	(430.1)	(396.2)
Other assets	(25.7)	22.7
Other liabilities	318.2	324.2

Cash provided by operating activities	299.2	226.1

Cash Flows from Investing Activities:
Capital expenditures	(65.8)	(47.3)
Acquisitions of businesses, net of cash acquired	(100.2)	(7.8)
Proceeds from sale of business	—	29.6
Proceeds from sale of an equity interest	—	8.8
Proceeds from the sale of property and equipment	3.7	3.6

Cash used by investing activities	(162.3)	(13.1)

Cash Flows from Financing Activities:
Net borrowings of short-term facilities and long-term debt	15.7	(0.6)
Proceeds from stock option and purchase plans	34.1	45.2
Excess tax benefit on exercise of stock options	5.5	7.0
Repurchases of common stock	(359.5)	(235.9)
Dividends paid	(27.1)	(23.7)

Cash used by financing activities	(331.3)	(208.0)

Effect of exchange rate changes on cash	45.3	24.6

Change in cash and cash equivalents	(149.1)	29.6

Cash and cash equivalents, beginning of period	687.9	454.9

Cash and cash equivalents, end of period	$538.8	$484.5